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                                                               Exhibit 99.2



Analyst contact:
Dennis E. McDaniel
Vice President, Financial Accounting and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


                   Ohio Casualty Corporation Announces
                           New Strategic Plan


FAIRFIELD, Ohio, June 11, 2001 -- Ohio Casualty Corporation (NASDAQ: OCAS) today announced a new Corporate Strategic Plan. This plan is designed to meet the Corporation's long-term financial objectives and improve its financial performance significantly in the next two-and-one-half years.

"Our Vision is to be a top-flight mid-tier property and casualty insurer," explained President and CEO Dan Carmichael. "We plan to improve our speed and flexibility in serving agents and policyholders; further develop our local market knowledge and agency relationships; and rigorously execute the Corporate Strategic Plan through underwriting, pricing and claims handling. Our five-year goal is to focus on profit, achieving an after-tax return on equity of 12%."

To achieve these goals, the Corporation announced in April a new structure focused on three Business Units: Standard Commercial Lines, Specialty Commercial Lines and Personal Lines. The organization will execute the Corporate Strategic Plan, regaining excellence in front-line underwriting, pricing and claims handling; taking a bottom-line, disciplined approach to working with its independent agency plant; setting clear guidance about the products it will offer; and competing with a targeted geographic approach to business.

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Business Unit Targets

Specific, measurable short- and long-term targets have been set for each Business Unit, along with action plans for achieving these targets.

Standard Commercial Lines
The 2000 combined ratio for Standard Commercial Lines was 130.0%, including a 38.2% expense ratio and a 91.8% loss & loss adjustment expense (LAE) ratio. The plan calls for improvements each year in these areas, with the 2003 target a 104.5% combined ratio, including a 72.4% loss & LAE ratio and a 32.1% expense ratio. "We plan a national strategy, targeting the small- to mid-sized customers; pursuing aggressive rate increases, stringent underwriting and process improvements; and capitalizing on our strong agency relationships to improve our results," said Standard Commercial Lines Executive Vice President and Chief Operating Officer Jeffery Haniewich. "We expect our net premiums written to decrease in 2001 as we shed unprofitable business, but are targeting an increase in 2003 to roughly $760 million, or about a 5% increase over net premiums written for 2000."

Specialty Commercial Lines
Commercial excess/umbrella and fidelity/surety bonds make up the Specialty Commercial Lines Unit. For the year 2000, these lines produced a combined ratio of 79.8%, with approximately $107 million of net premiums written. "We plan to continue to prudently grow our highly profitable umbrella and bond businesses, pursuing a national strategy," explained Executive Vice President and Chief Operating Officer John Busby. "Our 2003 plan is to grow to $149 million in net premiums written at a 92.8% combined ratio." Mr. Busby added that Ohio Casualty plans to discontinue writing its other Specialty Commercial Lines product, farmowners insurance, which is offered only in Michigan, Ohio, Illinois, Indiana and Kentucky. Continuing appropriate reinsurance coverage to mitigate risks is a key component of the Specialty Commercial Lines strategy.

Personal Lines
Immediate action will be taken to improve the 2000 combined ratio of 113.5% for this line. According to Executive Vice President and Chief Operating Officer Elizabeth Riczko: "We will improve the pricing of the book and implement credit scoring to improve our profitability. Our goal is to achieve by 2003 a combined ratio of 102.9%, with an expense ratio of 29.3% and a loss and LAE ratio of 73.6%. Following our actions to eliminate unprofitable business, we plan to grow profitably in this line, to approximately $560 million net premiums written targeted for 2003."

Also being announced is the Corporation's intention to withdraw from writing Personal Lines products in certain states. "A fundamental part of the Corporate Strategic Plan for personal lines is a deep awareness of our markets. We will narrow our focus to compete in a core group of 23 states. We are announcing our plans to withdraw from writing all Personal Lines products in eight states: Alabama, Connecticut, Louisiana, Minnesota, Mississippi, North Dakota, Virginia and Washington," added Mrs. Riczko. "We also plan to limit our personal lines business and research withdrawal or other options in the remaining non-core states."

Overall Corporate Financial Goals

Successful execution of the Corporate Strategic Plan is expected to improve the 2000 Corporate combined ratio from 119.2% to 102.5% in 2003. We are targeting an improvement in the expense ratio from 34.8% in 2000 to 32.1% in 2003; and from the 2000 84.4% loss & LAE ratio to 70.4% in 2003.

Premium growth for the Corporation is expected to be relatively flat through 2003 as it focuses on profitability. Total net premiums written were $1.505 billion in 2000 and projected to be $1.478 billion in 2003.

The attached financial data table summarizes the revenues and underwriting results of the Corporation for 2000 and projected revenues and underwriting results for 2001 through 2003, including the Business Unit targets. The Corporation's ability to meet the projected financial results will be influenced by a number of factors, including those identified in the forward-looking statement section.

"We plan to strengthen our financial position by maintaining a high quality balance sheet," added Mr. Carmichael. "We are evaluating our use of reinsurance, enhancing income through asset reallocation and maintaining a conservative reserve posture."

Expense Savings

Claims Operation
Based in part on recommendations resulting from an operational study completed earlier this year by an outside firm, as well as internal evaluations, the Claims Operation expects to capture $30 to $40 million in annual reduced loss costs in the next 18 months. These projected savings will come from improvements in auto repair initiatives, fraud detection and other claims programs and initiatives.

Early Retirement Program
The Board of Directors approved an early retirement incentive program to be paid from The Ohio Casualty Insurance Company Employees Retirement Plan. Employees who are eligible for the incentive program are current employees who are at least age 55 and have completed at least 10 years of vesting service in the Employees Retirement Plan, as of June 30, 2001. Participants age 65 or older as of June 30, 2001 are also eligible for the incentive program, regardless of their years of service. There are 335 employees eligible for this offer.

"We also continue to look for additional expense savings, including reduction of staff, in our operation as we improve processes and leverage our automation capabilities," added Mr. Carmichael.

Summary
"We believe that executing our Corporate Strategic Plan will improve our results and help us achieve our five-year goal of a 12% after-tax return on equity," stated Mr. Carmichael. "Once we have improved the profitability of our lines and the execution of our strategy, our future will be driven by top-line growth that maintains our profitability. Our intention is to continue to improve the use of technology in our organization to cost-effectively support our future growth and expansion in additional agencies. Our core competency in building strong relationships with our agency partners will remain key to our success."

Webcast Planned

Financial Presentation Webcast
President and Chief Executive Officer Dan Carmichael, along with other members of the Corporation's senior management, will host a financial presentation with financial analysts and investors in New York to present and discuss details of the Corporation's new Corporate Strategic Plan and related matters. The presentation will be on Tuesday, June 19, 2001, from 8 to 9:30 a.m. EDT. The financial presentation will be Webcast simultaneously in a listen only mode via Investor Broadcast Network's Vcall Website, located at http://www.vcall.com. To listen to the live call, please go to the Website at least 15 minutes early to register, download, and install any necessary audio software. There is no charge to access the call.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 36th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2000). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and has assets of approximately $4.44 billion as of March 31, 2001.

Forward-looking Statements
Certain of the statements contained in this Press Release, including the Statutory Property and Casualty Projected Results for the Years 2001-2003 and all other financial forecasts and projections, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified herein by words or phrases such as "expect," "project," "forecast," "plan," "goal," and similar expressions or future or conditional verbs such as "will," "should," and "would." Future premium levels, loss experience, operating expenses and profits are all influenced by a number of factors, including those identified below, all of
which are inherently difficult to forecast.   Consequently, actual results
may differ materially from those included in the forward-looking statements. Among the factors that could cause actual results to differ materially from the forward-looking statements in this Press Release are the following:

                         General Industry Factors

- Pricing environment for the Corporation's insurance products and general competition
-  Changes in governmental regulation
-  Fluctuations in interest rates and performance of the financial markets
-  General economic and market conditions


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                        Corporation-Specific Factors

-  Ability of the Corporation to successfully execute its Corporate
   Strategic Plan
-  Ability of the Corporation to refinance its existing bank debt
- Ability of the Corporation to achieve and maintain planned price increases for its insurance products
- Ability of the Corporation to achieve and maintain planned expense savings
- Ability of the Corporation to retain key employees and agents having the experience and skills necessary to execute the Corporation's Strategic Plan
- Ability of the Corporation to attain planned benefits from technology initiatives
- Ability of the Corporation to maintain sufficient financial strength ratings
-  Adequacy of the Corporation's property and casualty reserves
-  Catastrophe losses and other adverse claims experience
-  Availability and pricing of reinsurance
-  Litigation and administrative proceedings

Other factors that could cause actual results to differ include those matters set forth in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Corporation disclaims any obligation or intention to publicly update or revise any of the forward-looking statements contained in this Press Release, whether as a result of new information, future events or otherwise.


Table follows:


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
Ohio Casualty Corporation
Statutory Property and Casualty Projected Results for the Years 2001-2003
($ in millions) (Unaudited)

                                  Actual
                                  Twelve
                                  Months
                                  Ended
                                 Dec. 31,        Projected Twelve Months Ended
                                   2000           2001        2002        2003
                                 --------      ---------------------------------
Property and Casualty
Net Premiums Written
  Standard Commercial Lines      $  721.7      $  700.0    $  735.0    $  762.0
  Specialty Commercial Lines        107.3         121.0       142.0       149.0
  Personal Lines                    676.4         584.0       554.0       567.0
                                 --------      --------    --------    --------
       Total All Lines           $1,505.4      $1,405.0    $1,431.0    $1,478.0

Loss and Loss Adjustment Expense Ratio
  Standard Commercial Lines          91.8%         80.5%       72.5%       72.4%
  Specialty Commercial Lines         35.4%         45.5%       49.1%       50.6%
  Personal Lines                     83.9%         84.8%       78.2%       73.6%
                                    ------        ------      ------      ------
       Total All Lines               84.4%         79.5%       72.5%       70.4%

Underwriting Expense Ratio
  Standard Commercial Lines          38.2%         36.5%       32.9%       32.1%
  Specialty Commercial Lines         44.4%         43.4%       42.3%       42.2%
  Personal Lines                     29.6%         29.5%       29.5%       29.3%
                                    ------        ------      ------      ------
       Total All Lines               34.8%         34.2%       32.5%       32.1%

Statutory Combined Ratio
  Standard Commercial Lines         130.0%        117.0%      105.4%      104.5%
  Specialty Commercial Lines         79.8%         88.9%       91.4%       92.8%
  Personal Lines                    113.5%        114.3%      107.7%      102.9%
                                    ------        ------      ------      ------
       Total All Lines              119.2%        113.7%      105.0%      102.5%

Footnotes:
1) The data included in this table have been prepared in accordance with statutory accounting principles (SAP), which differ from generally accepted accounting principles (GAAP). For a description of certain of the material differences between SAP and GAAP, see footnote 16 to the Corporation's consolidated financial statements for the fiscal year ended December 31, 2000, which are included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

2) The forecasted financial results appearing in the table for each of the three fiscal years ending December 31, 2001, December 31, 2002, and December 31, 2003 have been prepared by management of the Corporation and have not been reviewed or examined by its independent public accountants. These forecasted financial results omit certain information and disclosures which would be required under GAAP. The forecasted financial results are based upon various assumptions of the Corporation's management which are not detailed in the table or the Press Release, including assumptions as to product pricing, loss experience, and expense savings. The achievability of these assumptions will depend in part on future events over which the Corporation will have no control. Certain of the factors which may affect the assumptions underlying these forecasts are decribed under the heading "Forward-Looking Statements" of this Press Release. Certain assumptions will not materialize or be achieved, because events will not occur as forecasted. Consequently, there can be no assurance that the actual operating results of the Corporation will correspond to the financial forecast in the table above.

3) The "Total All Lines" data for the Actual Twelve Months Ended Dec. 31, 2000 included in this table has been audited. It is the same as the "Total Property & Casualty" data included in Note 13 - Segment Information on the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Standard Commercial Lines, Specialty Commercial Lines, and Personal Lines components of Total All Lines have not been audited as they represent new reportable segments for the Corporation beginning second quarter 2001, due to a change in the Corporation's internal management structure. As indicated in footnote 2 above, none of the forecasted financial results appearing in the table have been audited.